ADMINISTRATION AGREEMENT


         AGREEMENT made this 1st day of January, 1998 by and between Legg Mason Capital Management, Inc. ("Adviser"), a Maryland corporation, and Legg Mason Fund Adviser, Inc. ("Administrator"), a Maryland corporation, each of which is registered as an investment adviser under the Investment Advisers Act of 1940.

         WHEREAS, the Adviser is the investment adviser of Legg Mason Tax-Free Intermediate-Term Income Trust (the "Fund"), a series of Legg Mason Tax-Free Income Fund (the "Trust") an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Adviser wishes to retain the Administrator to provide it with certain administrative services in connection with the Adviser's management of the Fund; and

         WHEREAS, the Administrator is willing to furnish such services on the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. Appointment. The Adviser hereby appoints the Administrator as administrator for the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. The Adviser has furnished the Administrator with copies properly certified or authenticated of each of the following:

                  (a) The Trust's Declaration of Trust, as filed with the Secretary of State Corporation Division of the Commonwealth of Massachusetts and all amendments thereto;

                  (b)      The Trust's By-Laws and all amendments thereto;

                  (c) Resolutions of the Trust's Board of Trustees authorizing the appointment of the Adviser as the investment adviser and the Administrator as administrator, and approving the assignment of the Investment Advisory and Management Agreement dated March 25, 1991 (the "Advisory Agreement") to the Adviser and this Agreement;

                  (d) The Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of common stock of the Fund, par value $.001 per share and all amendments thereto;

                  (e)      The Fund's most recent prospectus; and

                  (f) The Fund's most recent statement of additional information.

The Adviser will furnish the Administrator from time to time with copies of all amendments of or supplements to the foregoing.

         3. Administrative Services. The Administrator, at its expense, shall supply the Board of Trustees and officers of the Trust with all statistical information and reports reasonably required by them and reasonably available to the Administrator and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Administrator shall oversee the maintenance of all books and records with respect to the Fund's securities transactions and the keeping of the Fund's books of accounts in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940

Act, the Administrator hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Administrator further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act.

         4. Services Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator shall be free to render similar services to others. It is understood that persons employed by the Administrator to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of the Administrator or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         5. Expenses. During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement.

         6. Compensation. For the services which the Administrator will render to the Adviser and the Fund under this Agreement, the Adviser will pay the Administrator a fee, computed daily and paid monthly, at an annual rate equal to 0.05% of the Fund's average daily net assets. Fees due to the Administrator hereunder shall be paid promptly to the Administrator by the Adviser following its receipt of fees from the Fund. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination and shall be based on the percentage of days of the month during which the contract was still in effect.

         7. Limitation of Liability. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Adviser or by the Trust or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

         8. Definitions. As used in this Agreement, the term "securities" shall have the meaning ascribed to it in the Declaration of Trust of the Trust; and the terms "assignment" and "interested person" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         9. Duration and Termination. This Agreement will become effective January 1, 1998, provided that it shall have been approved by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Adviser or the Administrator and, unless sooner terminated as provided for herein, shall continue in effect until January 1, 2000, and from year to year thereafter, provided such continuation is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not interested persons of the Adviser or the Administrator. This Agreement is terminable without penalty, by the Adviser or by the Administrator, on not less than 60 days' notice to the other party and will be terminated immediately upon any termination of the Advisory Agreement with respect to the Fund or upon the mutual written consent of the Administrator and the Adviser. Termination of this Agreement with respect to the Fund shall in no way affect continued performance with regard to any other portfolio of the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

         10. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         12. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                                       LEGG MASON CAPITAL MANAGEMENT, INC.

Attest:

By:/s/ Kathi D. Bair                   By:/s/ Philip E. Sachs
   ________________________               ___________________________
                                                Philip E. Sachs
                                                Chairman and CEO


                                        LEGG MASON FUND ADVISER, INC.

Attest:

By:/s/ Kathi D. Bair                   By:/s/ William H. Miller, III
   ________________________               ___________________________
                                                William H. Miller, III
                                                President